The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-877-858-5407.

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The information in this free writing prospectus is preliminary and is subject to completion or change.

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This free writing prospectus is being delivered to you solely to provide you with information about the offering of the asset-backed securities referred to in this free writing prospectus and to solicit an indication of your interest in purchasing such securities, when, as and if issued.  Any such indication of interest will not constitute a contractual commitment by you to purchase any of the securities. You may withdraw your indication of interest at any time

Breakeven Analysis for Nationstar 07-A (Declaration)
Please see disclaimer attached.

1. Stepdown fail
2. Run to Maturity
3. 12 month lag
4. P&I Advance
5. Forwards as provided in Term Sheet

Loss Severity:	45	45	55	55	45	45	55	55
Index Shift(bp):	0	200	0	200	0	200	0	200
Prepay Rate:	100	100	100	100	65	65	65	65

Class Name	M-4	M-4	M-4	M-4	M-4	M-4	M-4	M-4
% OF SDA CURVE	3452.77	3418.42	2716.32	2660.12	3017.23	2802.46	2391.78	2202.72
WAL	11.68	11.99	12.47	12.92	15.72	16.95	16.24	17.55
Cum Loss %	14.58	14.48	14.95	14.72	17.62	16.77	18.29	17.22
Prin Window	110-209	110-242	120-209	121-242	164-220	173-244	173-220	184-244

Class Name	M-7	M-7	M-7	M-7	M-7	M-7	M-7	M-7
% OF SDA CURVE	2440.25	2368.62	1955.66	1881.20	2290.47	2076.73	1845.96	1662.94
WAL	14.48	15.62	14.85	16.11	17.28	19.12	17.43	19.28
Cum Loss %	11.26	11.01	11.53	11.17	14.50	13.47	15.02	13.83
Prin Window	148-215	152-284	155-213	160-272	195-220	212-248	198-220	217-247

Class Name	M-10	M-10	M-10	M-10	M-10	M-10	M-10	M-10
% OF SDA CURVE	1945.3	1879.0	1576.6	1507.3	1940.4	1738.1	1572.2	1401.1
WAL	15.5	15.6	16.0	16.1	18.3	20.4	18.2	20.4
Cum Loss %	9.4	9.1	9.6	9.3	12.8	11.7	13.2	12.0
Prin Window	148-359	150-359	154-359	156-359	201-241	218-278	203-234	222-271